                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                      FEBRUARY 28, 2000 (DECEMBER 11, 1999)
                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

                             SAGENT TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


           DELAWARE                      333-71369               94-3225290
(STATE OR OTHER JURISDICTION OF   (COMMISSION FILE NUMBER)    (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                              IDENTIFICATION NO.)



                       800 West El Camino Real, Suite 300
                             Mountain View, CA 94040
               (Address of principal executive offices) (Zip code)


                                 (650) 493-7100
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

        On December 11, 1999, Sagent completed its merger with Qualitative Marketing Software, Inc. (QMS). The merger was accounted for as a pooling of interests. Sagent issued approximately 2.1 million shares of common stock in exchange for all outstanding stock of QMS. Sagent also assumed all options to purchase QMS stock which were converted into options to purchase approximately 438,000 shares of Sagent stock.

ITEM 7. FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

        (a) Financial Statements of Business Acquired.

                (1) The audited balance sheets of Qualitative Marketing Software, Inc. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended are filed as an amendment to the initial report filed December 22, 1999.

                (2) The unaudited balance sheets of Qualitative Marketing Software, Inc. as of September 30, 1999 and the results of its operations and cash flows for the nine months ended September 30, 1999 and September 30, 1998 are filed as an amendment to the initial report filed December 22, 1999.

        (b) Unaudited Pro Forma Combined Condensed Statements of Operations

                (1) The unaudited pro forma combined condensed balance sheet as of September 30, 1999 are filed as an amendment to the initial report filed December 22, 1999.

                (2) The unaudited pro forma combined condensed statements of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 are filed as an amendment to the initial report filed December 22, 1999.

               Report of Independent Certified Public Accountants



To the Stockholders
Qualitative Marketing Software, Inc., and subsidiary
Clearwater, Florida


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Qualitative Marketing Software Inc., and Subsidiary (the "Company") at December 31, 1997 and 1998, and the results of their operations, changes in shareholders' equity and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

Tampa, Florida
February 24, 2000

QUALITATIVE MARKETING SOFTWARE, INC.
BALANCE SHEETS
IN THOUSANDS EXCEPT PER SHARE DATA

                                                           DECEMBER 31,
                                                       ---------------------     SEPTEMBER 30,
                                                        1997          1998          1999
                                                       -------       -------     -------------
                                                                                  (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents                            $   365       $   290       $   454
  Accounts receivable                                    1,393         1,170         1,745
  Prepaid expenses and other current assets                575           788           641
                                                       -------       -------       -------
       Total current assets                              2,333         2,248         2,840
                                                       =======       =======       =======
Property and equipment, net                                593           788         1,125
Software development costs, net of accumulated
  amortization of approximately $0, $231, and
  $1,876 (unaudited), respectively                         667         1,645             0
Goodwill, net of accumulated amortization of
  approximately $37, $111, and $165 (unaudited),
  respectively                                             704           630           576
Deferred charges and other assets                          104           110           194
                                                       -------       -------       -------
       Total assets                                    $ 4,401       $ 5,421       $ 4,735
                                                       =======       =======       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable                                     $   430       $ 1,421       $ 1,097
  Accrued expenses and other liabilities                   753           451         4,544
  Deferred revenue                                         926         1,231         1,215
  Current portion of long-term debt and
    capital leases                                         118           974           974
                                                       -------       -------       -------
       Total current liabilities                         2,227         4,077         7,830
                                                       =======       =======       =======

  Long-term debt and capital lease obligations             811           397           669
  Deferred revenue, long-term                              458           319           319
  Deferred taxes                                            31            --            --

Commitments and contingencies (Note 9)

Mandatorily redeemable 6% preferred stock,
  $100 par value, 357.08 shares authorized,
  issued, and outstanding, due October 1, 2000              36            36            36

Shareholders' equity
  Common stock, $0.001 par value;   shares
    authorized; 79 SHARES issued and outstanding             8             8             8
  Treasury stock, at cost                                  (11)          (11)          (11)
  Additional paid-in capital                             2,004         3,114         3,427
  Accumulated deficit                                   (1,163)       (2,519)       (7,543)
                                                       -------       -------       -------
       Total shareholders' equity                          838           592        (4,119)
                                                       =======       =======       =======
       Total liabilities and shareholders' equity      $ 4,401       $ 5,421       $ 4,735
                                                       =======       =======       =======

   The accompanying notes are an integral part of these financial statements.

QUALITATIVE MARKETING SOFTWARE, INC.
STATEMENTS OF OPERATIONS
IN THOUSANDS

                                      YEARS ENDED               NINE MONTHS ENDED
                                      DECEMBER 31,                 SEPTEMBER 30,
                                  ---------------------       ---------------------
                                   1997          1998          1998           1999
                                  ------        -------       ------        -------
                                                                   (UNAUDITED)
Revenue                            5,244          7,958        6,206          7,975
Cost of revenue                      361          2,144        1,414          3,648
                                  ------        -------       ------        -------
    Gross profit                   4,883          5,814        4,792          4,327
Operating expenses                 4,991          7,080        5,055          9,159
                                  ------        -------       ------        -------
Loss from operations                (108)        (1,266)        (263)        (4,832)
  Interest income                      2              7           --             --
  Interest expense                   (44)          (111)         (81)          (192)
  Other income (expense)              --           (186)          14             --
                                  ------        -------       ------        -------
Net loss before income tax
  (provision)/benefit             $ (150)       $(1,556)      $ (330)       $(5,024)
Benefit (provision) for
  income taxes                      (138)           200          200             --
                                  ------        -------       ------        -------
    Net loss                        (288)        (1,356)        (130)        (5,024)
                                  ======        =======       ======        =======

   The accompanying notes are an integral part of these financial statements.

QUALITATIVE MARKETING SOFTWARE, INC.
STATEMENTS OF SHAREHOLDERS' EQUITY
IN THOUSANDS

                                                         COMMON STOCK       ADDITIONAL                     TREASURY        TOTAL
                                                       ----------------      PAID-IN      ACCUMULATED       STOCK,     SHAREHOLDERS'
                                                       SHARES    AMOUNT      CAPITAL        DEFICIT        AT COST         EQUITY
                                                       ------    ------     ----------    ------------     --------    -------------
Balances, December 31, 1996                              72         7          1,279           (875)          (11)            400
Issuance of common stock                                  4         1            725             --            --             725
Net loss                                                 --        --             --           (288)           --            (288)
                                                        ---       ---         ------        -------          ----         -------
Balances, December 31, 1997, as restated                 76         8          2,004         (1,163)          (11)            837
     Issuance of common stock                             4        --            850             --            --             851
     Stock options granted                               --        --            262             --            --             262
     Dividends on preferred stock                        --        --             (2)            --            --              (2)
     Net loss                                            --        --             --         (1,356)           --          (1,356)
                                                        ---       ---         ------        -------          ----         -------
Balances, December 31, 1998                              80         8          3,114         (2,519)          (11)            592
Issuance of common stock (unaudited)                      1        --            313             --            --             313
Net loss (unaudited)                                     --        --             --         (5,024)           --          (5,024)
                                                        ---       ---         ------        -------          ----         -------
Balances, September 30, 1999 (unaudited)                 81        $8         $3,427        $(7,543)         $(11)        $(4,119)
                                                        ===       ===         ======        =======          =====        =======

        The accompanying notes are an integral part of these consolidated financial statements.

QUALITATIVE MARKETING SOFTWARE, INC.
STATEMENTS OF CASH FLOWS
IN THOUSANDS

                                                                YEARS ENDED             NINE MONTHS ENDED
                                                                DECEMBER 31,              SEPTEMBER 30,
                                                             ------------------         -----------------
                                                              1997        1998           1998       1999
                                                             ------     -------         -----      ------
                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                   $(288)     $(1,356)        $(130)     $(5,024)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities
       Depreciation and amortization                           197          566           152        2,028
       Stock-based compensation expense                        287          262           215          196
       Changes in assets and liabilities
            Accounts receivable                               (684)         282          (143)        (574)
            Prepaid expenses deferred charges
               and other assets                                188         (275)       (1,923)        (178)
            Accounts payable                                   215          991           604         (324)
            Accrued liabilities                                495         (335)           41        4,091
            Deferred revenue                                   459          163           407          (14)
                                                             -----      -------         -----       ------
  Net cash provided by (used in) operating activities          869          298          (777)         201
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                          (250)         (63)         (378)        (621)
  Capitalized software development                                       (1,209)
  Acquisition of Smarter Software                             (667)
                                                             -----      -------         -----       ------
  Net cash used in investing activities                       (917)      (1,272)         (378)        (621)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of common stock                                    788           261          313
  Proceeds from borrowings                                     573          226           766          441
  Payment of debt                                             (196)        (115)         (146)        (170)
                                                             ------      -------        -----       ------
  Net cash provided by financing activities                    377          899           881          584
                                                             -----      -------         -----       ------
Net increase (decrease) in cash and cash equivalents           329          (75)         (274)         164
Cash and cash equivalents
  Beginning of period                                           36          365           365          290
                                                             -----      -------         -----       ------
  End of period                                              $ 365      $   290         $  91       $  454
                                                             =====      =======         =====       ======

   The accompanying notes are an integral part of these financial statements.

QUALITATIVE MARKETING SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1998 AND 1997
IN THOUSANDS EXCEPT PER SHARE DATA


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Qualitative Marketing Software, Inc. was formed and incorporated in Delaware in 1994. The principal operation of the Company is creating software and demographic database packages for use by marketing customers for screening potential clients by geographic, economic or other characteristics.


PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Qualitative Marketing Software, Inc. and its wholly owned subsidiary, Smarter Software, Inc. (the "Company"). All significant intercompany accounts and transactions are eliminated in consolidation.


REVENUE RECOGNITION

For the year ended December 31, 1997, revenue from the sale of software was recognized in accordance with Statement of Position ("SOP") 91-1, Software Review Recognition. Beginning January 1, 1998, revenue from the sale of software is recognized in accordance with SOP 97-2, "Software Revenue Recognition." SOP 97-2 provides guidance for the recognition of revenue for sales of computer software. Under SOP 97-2, revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is determinable and collectibility is probable. Adoption of SOP 97-2 did not have a significant impact on the Company's revenue recognition policy. Under the provisions of SOP 97-2, the Company recognizes revenue from software license fees upon the delivery and acceptance of the programs by the customer. Revenue from data and maintenance contracts is recognized as the services are performed ratably over the contract period. Revenue from professional consulting services is recognized as the services are provided. Costs associated with the deferred revenue are recorded as deferred charges and are recognized ratably over the contract period.


CASH AND CASH EQUIVALENTS

Cash and cash equivalents include certain highly liquid investments with original maturities of three months or less as well as all cash on hand and in banks.


PROPERTY AND EQUIPMENT

Property and equipment acquisitions are recorded at cost. Depreciation of property and equipment has been computed using the straight-line method over the estimated useful lives of the assets, normally five to seven years. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the accounts and the difference between the carrying value and any proceeds realized on disposition is charged or credited operations. Maintenance and repairs are charged to expense as incurred, while renewals and betterments are capitalized.


RESEARCH AND DEVELOPMENT AND CAPITALIZED SOFTWARE COSTS

Research and development costs are expensed as incurred. As required by Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," the Company expenses costs for the development of new software products and substantial enhancements to existing software products as incurred until technological

QUALITATIVE MARKETING SOFTWARE, INC.
STATEMENT OF CASH FLOWS
DECEMBER 31, 1998 AND 1997
IN THOUSANDS EXCEPT PER SHARE DATA


feasibility is established, at which time further development costs are capitalized. Capitalization of software costs ceases when the product is available for general release to customers.

Capitalized software costs are recorded at cost less accumulated amortization and are being amortized using the straight-line method over the estimated economic lives of the products, normally three years. Included in cost of revenues is amortization expense associated with capitalized software costs of approximately $231 for the year ended December 31, 1998. No amortization expense was recorded for the year ended December 31, 1997, as the capitalized software was not available for general release to customers. For the nine months ended September 30, 1999 and 1998, amortization expense was $1,645 (unaudited) and $173 (unaudited), respectively.


GOODWILL

Goodwill represents the excess of the purchase price over the fair value of the assets acquired from Smarter Software, Inc. and is being amortized using the straight-line method over ten years. The Company periodically assesses the carrying value of its goodwill in order to determine whether an impairment has occurred, taking into account the forecasted cash flows to be generated by the assets to which the goodwill applies. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds discounted cash flows. No impairment losses have been recognized by the Company.

Included in depreciation and amortization expenses is amortization expense associated with goodwill of approximately $74 and $37 for the years ended December 31, 1998 and 1997, respectively. For the nine months ended September 30, 1999 and 1998, amortization expense was $54 (unaudited) and $83 (unaudited), respectively.


ADVERTISING EXPENSE

The costs incurred for advertising and promotion are expensed when incurred. Included in selling, general and administrative expenses are advertising expenses of approximately $255 and $173 for the years ended December 31, 1998 and 1997, respectively. For the nine months ended September 30, 1999 and 1998, advertising expenses were $100 (unaudited) and $191 (unaudited), respectively.


INCOME TAXES

The Company accounts for income taxes under the principles of SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established, as necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized.


UNAUDITED INTERIM FINANCIAL DATA

The interim financial data as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 is unaudited; however, in the opinion of management, the interim data includes all adjustments consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of September 30, 1999 and the results of its operations for the nine months ended September 30, 1999 and 1998.


LONG-LIVED ASSETS

SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted cash flows. No impairment losses have been recognized by the Company.

QUALITATIVE MARKETING SOFTWARE, INC.
STATEMENT OF CASH FLOWS
DECEMBER 31, 1998 AND 1997
IN THOUSANDS EXCEPT PER SHARE DATA


STOCK OPTIONS

The Company accounts for the issuance of stock options in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Consequently, compensation expense is being recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation" permits entities to recognize as expense over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants made as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123.


MANAGEMENT'S USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. DEFERRED CHARGES AND OTHER ASSETS

The components of deferred charges and other assets included in current assets are as follows at December 31:

                                         1997        1998      9/30/99
                                                             (unaudited)
                                         ----        ----    -----------
Draws against commissions                $144        $ 49       $128
Tax asset                                  --         166         --
Prepaid insurance                          25          26         48
Deferred charges                          318         437        328
Notes receivable                           30          20         --
Other                                      59          90        138
                                         ----        ----       ----
                                         $576        $788       $642
                                         ====        ====       ====

The components of deferred charges and other assets which are not current assets are as follows at December 31:

                                         1997        1998      9/30/99
                                                             (unaudited)
                                         ----        ----    -----------
Deferred charges                         $ 42        $ 32       $ 97
Deposits                                   31          58         98
Notes receivable                           30          10         --
                                         ----        ----       ----
                                         $103        $110       $195
                                         ====        ====       ====

QUALITATIVE MARKETING SOFTWARE, INC.
STATEMENT OF CASH FLOWS
DECEMBER 31, 1998 AND 1997
IN THOUSANDS EXCEPT PER SHARE DATA


3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                         1997        1998      9/30/99
                                                             (unaudited)
                                         ----        ----    -----------
Computer equipment                      $  737      $1,127      $1,823
Furniture and fixtures                     120         163         194
Other                                      130         124          20
                                        ------      ------      ------
                                           987       1,414       2,037
Less accumulated depreciation             (394)       (626)       (912)
                                        ------      ------      ------
                                        $  593      $  788      $1,125
                                        ======      ======      ======


Depreciation expense related to property and equipment was approximately $232 and $160 for the years ended December 31, 1998 and 1997, respectively. For the nine months ended September 30, 1999 and 1998, depreciation expense was $286 (unaudited) and $174 (unaudited), respectively.

The Company leases certain equipment under agreements that are classified as capital leases. The cost of assets under capital leases recorded in the property and equipment accounts of the Company and the related accumulated amortization included in accumulated depreciation was approximately $567 and $134, respectively, as of December 31, 1998, and $174 and $26, respectively, as of December 31, 1997. For the nine months ended September 30, 1999, cost and accumulated depreciation was $1,102 (unaudited) and $326 (unaudited), respectively.


4. ACCRUED LIABILITIES

The components of accrued liabilities, included in current liabilities, are as follows at December 31:

                                    1997        1998
                                    ----        ----
Accrued payroll                     $248        $247
Accrued payroll taxes                117          --
Income tax payable                   132          --
Customer deposits                    180          --
Other accrued liabilities             76         204
                                    ----        ----
                                    $451        $753
                                    ====        ====

QUALITATIVE MARKETING SOFTWARE, INC.
STATEMENT OF CASH FLOWS
DECEMBER 31, 1998 AND 1997
IN THOUSANDS EXCEPT PER SHARE DATA


5. LONG-TERM DEBT AND CAPITAL LEASES

Long-term debt and capital leases consisted of the following at December 31:

                                                                            1997            1998
                                                                          ---------         -----
Uncollateralized note payable to stockholder, interest payable quarterly at CitiBank N.A. "prime" plus 1% (8.75% at December
31, 1998), principal due at maturity in September 2000                    $      91         $  29

Various uncollateralized notes payable to stockholders, interest payable quarterly at 9%, principal due at maturity  through
December 2002                                                                    66            64

Uncollateralized note payable to stockholder, interest payable
quarterly at 10%, principal due at maturity in October 1997                       7             7

Various uncollateralized notes payable to stockholders, bearing interest at 9%, monthly principal and interest payments through
January 2000                                                                     54            74

Open line of credit with financial institution, interest  payable at
CitiBank, N.A. "base" rate plus 1% (8.75% at December 31,
1998), due December, 1999, secured by a commercial security
agreement dated March 19, 1996                                                  555            --

$750,000 line of credit with financial institution, originally due
April 1999, extended to August 30, 1999, collateralized by the assets of the Company and guaranteed by three stockholders of the Company,interest payable monthly at CitiBank N.A. "base"
rate plus 1% (8.75% at December 31, 1998)                                        --           750

Various capital lease obligations, interest at 10%, collateralized by leased equipment and guaranteed by three stockholders of the
Company, monthly payments through 2001                                          157           448
                                                                           --------         -----
Total long-term debt and capital leases                                         930         1,372
Less current portion of long-term debt and capital leases                      (119)         (974)
                                                                           --------         -----
Long-term debt and capital leases, net of current maturities               $    811         $ 398
                                                                           ========         =====

QUALITATIVE MARKETING SOFTWARE, INC.
STATEMENT OF CASH FLOWS
DECEMBER 31, 1998 AND 1997
IN THOUSANDS EXCEPT PER SHARE DATA


The scheduled maturities of long-term debt and minimum future capital lease payments at December 31, 1998 are as follows:

                                                                                                   CAPITAL
                                                                            LONG-TERM            LEASE
                                                                               DEBT           OBLIGATIONS
                                                                            ---------         -----------
1999                                                                           $792               $220
2000                                                                            118                195
2001                                                                             --                 95
2002                                                                             14                 --
                                                                               ----               ----
                                                                               $924                510
                                                                               ====
Less amount representing interest on obligations under capital lease                               (62)
Present value of minimum lease payments (including $182,127                                       ----
  due within one year)                                                                            $448
                                                                                                  ====


The terms of the Company's line of credit contain various restrictive covenants. As of December 31, 1998 and 1997, the Company was either in compliance with these covenants or has received the appropriate waivers.

The Company recorded interest expense of approximately $24 and $30 on related party debt as of December 31, 1998 and 1997, respectively.

6. INCOME TAXES

The provision for income taxes consists of the following for the year ended December 31:

                                     1997            1998
                                     -----           ----
Federal income taxes:
  Current (benefit)                  $ 126          $(200)
  Deferred                              --             --
                                     -----           ----
    Total federal income taxes        (126)           200
                                     -----           ----
State income taxes:
  Current                               11             --
  Deferred                              --             --
                                     -----           ----
    Total state income taxes            11             --
                                     -----           ----
    Total income tax benefit          $137           (200)
                                     =====           ====

QUALITATIVE MARKETING SOFTWARE, INC.
STATEMENT OF CASH FLOWS
DECEMBER 31, 1998 AND 1997
IN THOUSANDS


At December 31, 1998 and 1997, the tax effect of the temporary differences that give rise to the significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                         1997            1998
                                       --------        --------
 Deferred tax asset:
   Deferred revenue                    $    575        $    598
   Deferred compensation                    115             231
   Net operating loss                        --             264

 Deferred tax liability:
   Depreciation                             (35)            (40)
                                       --------        --------
                                            655           1,053
 Less: valuation allowance                 (655)         (1,053)
                                       --------        --------
     Net deferred tax asset            $     --        $     --
                                       ========        ========


The Company's income tax expense (benefit) differed from the statutory Federal rate of 35% as follows:

                                                         1997          1998
                                                        ------        ------
Income taxes using the Federal statutory rate            $(53)        $(544)
State taxes, net of Federal benefit                        (8)          (78)
Permanent differences                                      --            24
Changes in valuation allowance                            198           398
Provision for income taxes                                137          (200)

As of December 31, 1998, the Company had a net operating loss carryforward of approximately $661 to offset future taxable income. These net operating losses expire in 2018. The Company has increased its valuation allowance by $398 from 1997 to 1998.

Realization of deferred tax assets is primarily dependent upon generating sufficient taxable income prior to the expiration of the net operating loss carryforwards. The Company has provided a full valuation allowance related to the realizability of the asset. The valuation is based on evidence that it is more likely than not that the deferred tax asset will not be realized. Such valuation allowance may be increased or decreased in the future based on the likelihood of achieving future taxable earnings. The income tax provision computed by applying the federal statutory rate to income before taxes and the actual provision for income taxes differ due primarily to the valuation allowance.

7. MANDATORILY REDEEMABLE PREFERRED STOCK

The Company's 6% preferred stock is redeemable at $100 per share plus declared and unpaid dividends at the option of the Company. Redemption is required upon failure by the Company to pay dividends for any two consecutive months or on October 1, 2000, whichever occurs first. Dividends on the preferred stock are cumulative from the date of issuance and are to be paid monthly by the Company. At December 31, 1998, the Company had received a waiver from the preferred stock shareholder for violation of the dividend payment requirements.

8. PROFIT SHARING PLAN

During 1995, the Company adopted a qualified 401(k) profit sharing plan (the "Plan") for the benefit of its employees. Employees are eligible to participate in the Plan after completing six months of employment and reaching at least twenty-one years of age. Employees may defer up to 15% of their

QUALITATIVE MARKETING SOFTWARE, INC.
STATEMENT OF CASH FLOWS
DECEMBER 31, 1998 AND 1997
IN THOUSANDS EXCEPT PER SHARE DATA


total compensation up to the maximum allowed on an annual basis under IRS regulations of $10 for the year ended December 31, 1998. The Company is not required to match any deferrals; however, the Company may, at its discretion, make profit sharing contributions to the Plan. Vesting of the Company's contribution is on a graduated schedule, with full vesting after the fifth year of service with the Company. The Company did not make a matching contribution to the Plan for the years ended December 31, 1998 and 1997.

9. OPERATING LEASES COMMITMENTS AND CONTINGENCIES

The Company has several noncancelable operating leases, primarily for office space and office equipment, that expire at various dates through 2002. These leases require the Company to pay all executory costs such as maintenance and insurance. Rental expense approximated $592 for operating leases for the year ended December 31, 1998.

Future minimum lease payments under noncancelable operating leases as of December 31, 1998 are approximately:

1999        $  528
2000           273
2001           233
2002           216
            ------
            $1,250
            ======


Subsequent to December 31, 1998, the Company entered into a noncancelable lease agreement for additional office space, which requires monthly lease payments of approximately $45, adjusted for inflation, through July 2004.


LITIGATION

The Company is involved in certain legal actions and claims arising in the ordinary course of its business. It is the opinion of management (based on advice of legal counsel) that such litigation and claims will be resolved without material adverse effect on the Company's financial position, results of operations, or cash flows.

10. STOCK PURCHASE AGREEMENTS

The Company and the principal stockholders have entered into a stock buy-sell agreement. In the event of death or withdrawal from active employment with the Company, the stockholder must sell and the Company must redeem all of the withdrawing stockholder's shares. The redemption value of the shares and the payout periods vary dependent upon the reason for termination. The Company owns life insurance policies and disability insurance on the stockholders, to be used to fund a death or disability buy-out.

11. STOCK OPTIONS

The board of directors (the "Board") of the Company has authorized the issuance of stock options to various employees. The Board administers the stock options, selects the eligible employees and eligible participants to whom options will be granted, determines the number of shares subject to any such options and interpret, construes and implements the provisions of the stock option plan. The Board also determines the price to be paid for the shares upon exercise of each option, the period within which each option may be exercised, and the terms and conditions of each option.

QUALITATIVE MARKETING SOFTWARE, INC.
STATEMENT OF CASH FLOWS
DECEMBER 31, 1998 AND 1997
IN THOUSANDS EXCEPT PER SHARE DATA


Compensation expense resulting from stock options is measured at the grant date based upon the difference between the exercise price and the market value of the common stock as determined by an independent third party. During 1997, the Company granted 4,664 stock options to employees at an option price ranging from $54.00 to $157.50. During 1998, the Company granted 5,250 stock options to employees at an option price ranging from $54.00 to $168.75. Compensation expense of approximately $262 and $287 was recognized as of December 31, 1998 and December 31, 1997, respectively, in connection with these options. The vesting periods on these options range from immediately to three years.

A summary of the stock option activity is below:

                                                              WEIGHTED
                                                              AVERAGE
                                               NUMBER OF      EXERCISE
                                                 SHARES        PRICE
                                               ---------      --------
OUTSTANDING, JANUARY 1, 1997                       5          $  5.00
  Granted                                          5            97.93
                                                 ---
OUTSTANDING AS OF DECEMBER 31, 1997               10          $ 50.59
  Granted                                          5           161.49
                                                 ---
OUTSTANDING AS OF DECEMBER 31, 1998               15          $ 89.12
OPTIONS EXERCISABLE AT:
  December 31, 1997                                7
  December 31, 1998                                8

The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," in recognizing expense for stock based compensation. Had compensation cost for the Company's stock options grant been determined based on the minimum value method at the date of grant, consistent with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have been increased to the pro forma amounts shown below:

                                       DECEMBER 31,
                                  --------------------
                                   1997           1998
                                  ------          ----
NET LOSS:
  As presented                    $288          $1,355
  As adjusted (unaudited)         $506          $1,532


The weighted average fair value of options granted during 1998 and 1997 estimated on the date of grant using the Black-Scholes option-pricing method was $206.29 and $203.39, respectively. The fair value of 1998 and 1997 options granted is estimated on the date of grant using the following assumptions: no dividend yield, expected volatility of 60%, risk-free interest rate range of 4.55% to 571% depending on grant date and an expected life ranging from 3 to 10 years.

QUALITATIVE MARKETING SOFTWARE, INC.
STATEMENT OF CASH FLOWS
DECEMBER 31, 1998 AND 1997
IN THOUSANDS EXCEPT PER SHARE DATA


The following table summarizes information about stock options outstanding under the stock option plan at December 31, 1998:

                 NUMBER                                  NUMBER
EXERCISE      OUTSTANDING          REMAINING           EXERCISABLE
 PRICES      (IN THOUSANDS)     CONTRACTUAL LIFE      (IN THOUSANDS)
--------     --------------     ----------------      --------------
$  5.00             5             2 to 7 years              5
  54.00             2             2 to 7 years              2
  90.00             1                  2 years              1
 154.00             1                  2 years              1
 157.50             1             2 to 4 years              1
 168.75             5             3 to 4 years             --


12. ACQUISITION OF SMARTER SOFTWARE, INC.

On July 1, 1997, the Company acquired the outstanding stock of Smarter Software, Inc. ("Smarter"), a Texas software company.

The purchase agreement called for issuing 4 shares of Quality Marketing Software, Inc. unregistered, restricted common stock, valued by management at $725, to the shareholders of Smarter in exchange for 80 shares of Smarter common stock representing 100% of the stock of that company.

The acquisition was structured to comply with the provisions of Sec. 368 of the Internal Revenue Code as a Type B tax-free corporate reorganization.

This acquisition has been accounted for as an asset purchase and, accordingly, the operations of Smarter have been included in the Company's consolidated operating results since its acquisition date. The cost of this acquisition has been allocated on the bases of the estimated fair market values of the assets acquired and the liabilities assumed. This purchase price allocation included goodwill of approximately $740 which is being amortized on a straight-line basis over ten years.

Unaudited pro forma operating results for the Company, assuming the acquisition of Smarter occurred on January 1, 1997, are as follows:

                       1997
                      ------
  Revenues            $5,439
  Net loss            $  328

13. SUBSEQUENT EVENT

On December 11, 1999, the Company was acquired by Sagent Technology, Inc. ("Sagent") for approximately 2.1 million shares of Sagent's common stock valued at approximately $70 million.

QUALITATIVE MARKETING SOFTWARE, INC.
STATEMENT OF CASH FLOWS
DECEMBER 31, 1998 AND 1997
IN THOUSANDS EXCEPT PER SHARE DATA


(b) Pro Forma Financial Information.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

        On December 11, 1999, Sagent completed its merger with Qualitative Marketing Software, Inc. (QMS). The merger was accounted for as a pooling of interests. Sagent issued approximately 2.1 million shares of common stock in exchange for all outstanding stock of QMS. Sagent also assumed all options to purchase QMS stock which were converted into options to purchase approximately 438,000 shares of Sagent stock.

        The following unaudited pro forma combined condensed balance sheets, statements of operations and cash flows give effect to the merger between Sagent and QMS accounted for on a pooling-of-interests basis and are based on each company's respective historical balance sheets and statements of operations. The pro forma combined condensed consolidated statements of operations assume the merger occurred at the beginning of the earliest year presented.

        The results of operations of Sagent and QMS for the years ended December 31, 1998 and the nine months September 30, 1999 have been derived from their respective historical financial statements. The pro forma financial statements should be read in conjunction with the accompanying notes thereto and with the historical financial statements and related notes thereto.

        The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results.

        SAGENT TECHNOLOGY, INC., AND QUALITATIVE MARKETING SOFTWARE, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1999
                             (amounts in thousands)


                                                                          Pro Forma        Pro Forma
                                                SAGENT         QMS       Adjustments       Combined
                                               --------       ------     -----------       ---------
ASSETS
Current assets:
     Cash and cash equivalents                 $  5,222       $  454         $             $ 5,676
     Marketable securities                       36,795                                     36,795
     Accounts receivable, net                     6,924        1,745                         8,669
     Other current assets                         4,711          641                         5,352
                                               --------       ------         ---           -------
         Total current assets                    53,652        2,840                        56,492

Property and equipment, net                       2,424        1,125                         3,549
Other assets, net                                 3,311          770                         4,081

                                               --------       ------         ---           -------
     Total assets                              $ 59,387       $4,735         $--           $64,122
                                               ========       ======         ===           =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable, accrued
         liabilities and current
         portion of long-term
         obligations                           $  8,160       $6,615         $--           $14,775
     Deferred revenues                            2,048        1,215                         3,263
                                               --------       ------         ---           -------
         Total current
               liabilities                       10,208        7,830                        18,038

Long term debt and capital leases                                669                           669
Deferred revenue, long-term                                      319                           319

Mandatorily redeemable 6% preferred
     stock, $100 par value, 357.08
     shares authorized issued and
     outstanding, due October 1, 2000                             36                            36

Shareholders' equity:
     Capital stock                                   25            8          (6) [1]           27
     Additional paid in capital                  81,571        3,427          (5) [1]       84,993
     Treasury stock                                              (11)         11  [1]           --
     Shareholder notes receivable                (2,919)                                    (2,919)
     Accumulated translation adj                     98                                         98
     Accumulated deficit                        (29,596)      (7,543)                      (37,139)
                                               --------       ------         ---           -------
         Total shareholders'
               equity                            49,179       (4,119)         --            45,060
                                               --------       ------         ---           -------
     Total liabilities and
         shareholders' equity                  $ 59,387       $4,735         $--           $64,122
                                               ========       ======         ===           =======

    See notes to unaudited pro forma combined condensed financial statements.

        SAGENT TECHNOLOGY, INC., AND QUALITATIVE MARKETING SOFTWARE, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999
                 (amount in thousands, except per share amounts)

                                                                                  Pro Forma       Pro Forma
                                                      SAGENT           QMS       Adjustments      Combined
                                                      -------        -------     -----------      ---------
Revenue:
     Product                                          $16,517        $ 5,486                       $22,003
     Service and support                                7,475          2,489                         9,964
                                                      -------        -------                       -------
         Total revenue                                 23,992          7,975                        31,967
                                                      -------        -------                       -------

Cost of revenue:
     Product                                              349          1,889                         2,238
     Service and support                                3,504          1,759                         5,263
                                                      -------        -------       --------        -------
         Total cost of revenue                          3,853          3,648                         7,501
                                                      -------        -------       --------        -------
Gross profit                                           20,139          4,327                        24,466

Operating expenses:
     Sales and marketing                               13,416          4,348                        17,764
     Research and development                           5,273          4,310                         9,583
     General and administrative                         3,004            501                         3,505
                                                      -------        -------       --------        -------
         Total operating expenses                      21,693          9,159                        30,852
                                                      -------        -------       --------        -------
Income (loss) from operations                          (1,554)        (4,832)                       (6,386)
Other income, net                                         583           (192)                          391
                                                      -------        -------       --------        -------
Net income (loss)                                        (971)        (5,024)                       (5,995)
                                                      =======        =======       ========        =======
Net income per share - basic                                                                       $ (0.29)
                                                                                                   =======
Net income per share - diluted                                                                     $ (0.30)
                                                                                                   =======
Shares used in per share
     calculations - basic                                                                           20,368
                                                                                                   =======
Shares used in per share
     calculations - diluted                                                                         20,094
                                                                                                   =======

    See notes to unaudited proforma combined condensed financial statements.

        SAGENT TECHNOLOGY, INC., AND QUALITATIVE MARKETING SOFTWARE, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                 (amount in thousands, except per share amounts)


                                                                                    Pro Forma       Pro Forma
                                                       SAGENT          QMS         Adjustments      Combined
                                                      --------       -------       -----------      ---------
Revenue:
     Product                                          $ 10,459       $ 5,154               --       $ 15,613
     Service and support                                 6,584         2,804               --          9,388
                                                      --------       -------        ---------       --------
         Total revenue                                  17,043         7,958               --         25,001
                                                      --------       -------                        --------

Cost of revenue:
     Product                                               143           445                             588
     Service and support                                 4,923         1,699              248 [2]      6,870
                                                      --------       -------        ---------       --------
         Total cost of revenue                           5,066         2,144              248          7,458
                                                      --------       -------        ---------       --------
Gross profit                                            11,977         5,814             (248)        17,543

Operating expenses:
     Sales and marketing                                12,037         5,851           (1,968)[2]     15,920
     Research and development                            6,013           672            1,746 [2]      8,431
     General and administrative                          5,186           557              (20)[2]      5,723
     Acquired in-process technology                      2,425                             --          2,425
                                                      --------       -------        ---------       --------
         Total operating expenses                       25,661         7,080             (242)        32,499
                                                      --------       -------        ---------       --------
Income (loss) from operations                          (13,684)       (1,266)              (6)       (14,956)
Other income, net                                          (17)          (90)               6 [2]       (101)
                                                      --------       -------        ---------       --------
Net income (loss)                                      (13,701)       (1,356)              --        (15,057)
                                                      ========       =======        =========       ========
Net income per share - basic                                                                        $  (2.50)
                                                                                                    ========
Net income per share - diluted                                                                      $  (2.60)
                                                                                                    ========
Shares used in per share
     calculations - basic                                                                              6,026
                                                                                                    ========
Shares used in per share
     calculations - diluted                                                                            5,797
                                                                                                    ========


    See notes to unaudited proforma combined condensed financial statements.

        SAGENT TECHNOLOGY, INC., AND QUALITATIVE MARKETING SOFTWARE, INC.
                              AND VINCA CORPORATION

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)


1. BASIS OF PRO FORMA PRESENTATION

        The unaudited pro forma combined condensed consolidated balance sheets and statements of operations combine the results of Sagent's and QMS's financial position and operations for the years ended December 31, 1998, and the nine months ended September 30, 1999.


2. UNAUDITED PRO FORMA COMBINED NET INCOME PER SHARE

        The unaudited pro forma combined basic and diluted net loss per share is based on the combined weighted average number of common shares of Sagent and QMS common stock for each period. QMS weighted average shares are based upon the share exchange ratio of 25.909 of Sagent common stock. The assumed share exchange ratio of 25.909 shares is calculated based on the number of shares of QMS common stock and options to purchase QMS common stock outstanding as of December 11, 1999. Options, warrants and shares subject to repurchase were not included in the diluted net loss per share because the effect would be antidilutive.


3. PRO FORMA UNAUDITED COMBINED SHARES OUTSTANDING

        These unaudited pro forma combined condensed financial statements reflect the issuance of shares of Sagent common stock in exchange for the net assets of QMS Corporation as of September 30, 1999.

        The following table details the pro forma share issuance in connection with the acquisition as of September 30, 1999:

Number of shares of Sagent common stock issued for QMS net assets                        2,075
Number of shares of Sagent common stock outstanding as of September 30, 1999            25,486
                                                                                        ------
Number of Sagent common shares outstanding after the completion of acquisition          27,561
                                                                                        ======

4. PRO FORMA ADJUSTMENTS

        The unaudited pro forma combined condensed financial statements of Sagent give effect to the following pro forma adjustments:

        [1] To eliminate QMS capital stock and treasury stock which was exchanged for approximately 2.1 million shares of Sagent stock.

        [2] To reclassify certain allocated overhead costs reported in QMS's audited statement of operations for the year ended December 31, 1998 to conform to Sagent's overhead allocation policy.


5. TRANSACTION COSTS AND MERGER RELATED EXPENSES

        Sagent estimates it will incur direct transaction costs of approximately $6.9 million associated with the merger, consisting of severance pay; outplacement costs; attorney, accountant, and other professional fees; elimination of duplicate systems and equipment, travel, compensation expense for options issued by QMS at prices below fair value, and other related charges. These nonrecurring transaction costs have been charged to operations during the quarter ended December 31, 1999. There can be no assurance that Sagent and QMS will not incur additional charges associated with the merger or that management will be successful in its efforts to integrate the operations of the two companies.

(c)  Exhibits.
     ---------

        2.1     Acquisition agreement dated December 12, 1999 between Sagent
                Technology, Inc. and Qualitative Marketing Software, Inc.

        99.1    Press release dated December 13, 1999.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                             SAGENT TECHNOLOGY, INC.
                                  (Registrant)

                               /s/ Virginia Walker


                                 VIRGINIA WALKER
          Executive Vice President, Finance and Chief Financial Officer
                  (Principal Financial and Accounting Officer)

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER       DESCRIPTION
-------      -----------
 2.1         Acquisition agreement dated December 11, 1999 between Sagent Technology, Inc.
             and Qualitative Marketing Software, Inc.

99.1         Press release dated December 13, 1999.